                                                                    EXHIBIT 99.1


                                                                    NEWS RELEASE


[MAVERICK LOGO]

For further information contact
Richard Preckel, 636-733-1600



MAVERICK TUBE CORPORATION REPORTS SECOND QUARTER RESULTS


ST. LOUIS, July 25, 2005 - Maverick Tube Corporation (NYSE:MVK) announced today its results for the quarter ended June 30, 2005. The Company reported net income for the second quarter of $38.7 million, or $0.89 per diluted share, compared to net income of $31.2 million, or $0.72 per diluted share, for the first quarter 2005. Income from continuing operations for the second quarter was $28.6 million, or $0.66 per diluted share, compared to $31.8 million, or $0.73 per diluted share, for the first quarter 2005. Net income for the second quarter of 2005 included a gain on the sale of the Company's hollow structural sections
(HSS) business of $11.2 million, or $0.26 per diluted share, along with a loss from discontinued operations of $0.03 per diluted share. Net sales from continuing operations were $405.4 million for the second quarter compared to $417.1 million for the first quarter 2005.

Sales of energy products recorded in the second quarter 2005 were $319.6 million compared to $333.6 million in the first quarter 2005, reflecting the normal seasonal slowdown in Canadian activity largely offset by robust U.S. and international activity. Canadian shipments declined by about 35,400 tons while other energy shipments increased about 22,700 tons, resulting in a net 5.3% decline compared to the first quarter 2005. The revenue effect of this decline was partially offset by higher selling prices. U.S. active rigs running increased 4.5% over the first quarter while the Canadian rig count declined 53.7% over the same period.

Sales of industrial products recorded in the second quarter 2005 were $85.9 million compared to $83.5 million in the first quarter 2005. This 2.9% revenue increase is attributable to a 14% increase in shipments partially offset by lower average selling prices.

C. Robert Bunch, the Company's Chairman and Chief Executive Officer, said, "We are pleased with the performance of our energy segment in the second quarter. Despite the anticipated reduction in Canadian activity due to Spring break up, energy gross margins improved over last quarter primarily due to higher selling prices and the anticipated reduction in steel costs flowing through cost of goods sold. Our industrial segment has not been as robust. Non-residential construction activity, which was expected to increase from 2004 levels, was actually down 9% through May. As a result, while industrial product pricing was in line with expectations, volumes were below our forecast. We remain hopeful that activity levels will improve in the second half of the year."

Mr. Bunch continued, "We are pleased to report that Maverick made substantial strides towards a number of its strategic goals during the second quarter. We acquired Tubos del Caribe, S.A., a low cost supplier of quality premium OCTG and line pipe, which gives us a substantial presence in Latin American energy markets. In connection with this acquisition, we obtained a new revolving credit facility sufficient to help fund future growth. We have also commenced a program that should, when combined with our acquisition of TuboCaribe, more than double our capacity to manufacture premium alloy OCTG and line pipe for U.S. and Canadian market



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consumption by the end of this year. When completed, we estimate Maverick will have about 300,000 tons of alloy OCTG capacity available for the U.S. and Canadian markets, along with 20,000 tons of full body normalized line pipe capacity. We also increased our energy focus and created liquidity for our core business by successfully divesting our industrial HSS business. Finally, we are continuing our efforts to reduce expenses and operate as leanly and efficiently as possible."

"We believe these initiatives will materially add to our foundation for future growth," Mr. Bunch continued, "especially when combined with the current positive trends in the markets affecting Maverick's businesses. Anticipated robust global drilling activity should drive continued heavy demand for all of our various energy products. In addition, steel costs have fallen significantly over the past several months and currently appear to be stabilizing at attractive levels. Assuming our selling prices remain strong, as we expect, we should see the margin expansion that began in the second quarter accelerate as the year progresses and into next year. All in all, we are extremely optimistic about the second half of this year and 2006."

Maverick Tube Corporation is a St. Louis, Missouri, based manufacturer of tubular products in the energy industry for exploration, production, and transmission, as well as industrial tubing products (steel electrical conduit, HSS, standard pipe, pipe piling, and mechanical tubing) used in various applications.

This news release may contain forward-looking information that is based on assumptions that are subject to numerous business risks, many of which are beyond the control of the Company. There is no assurance that such assumptions will prove to be accurate. Actual results may differ from these forward-looking statements due to numerous factors, including those described under "Risk Factors" and elsewhere in Maverick's Form 10-K for its year ended December 31, 2004.

Any financial or statistical information presented during the call can be accessed by clicking on the Investor Relations page of Maverick's website, located at http://www.mavericktube.com. Such financial or statistical information may include any non-GAAP measures, the most directly comparable GAAP measures, and a reconciliation to GAAP results.

                               - Table attached -

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                            MAVERICK TUBE CORPORATION
                      Selected Consolidated Financial Data
            For the Second Quarter and Six Months Ended June 30, 2005
        (In thousands, except rig count, tons shipped and per share data)
                                   (Unaudited)

                                                                  QUARTER ENDED                SIX MONTHS ENDED
                                                                     JUNE 30,                      JUNE 30,
                                                              2005            2004           2005            2004
                                                        -----------------------------------------------------------
Net sales                                               $    405,440    $    299,312   $    822,511    $    577,026
Cost of goods sold                                           338,510         197,329        685,849         413,764
                                                        -----------------------------------------------------------
Gross profit                                                  66,930         101,983        136,662         163,262

Selling, general and administrative                           19,576          18,309         36,815          34,809
Sales commissions                                              2,490           3,427          5,069           5,584
                                                        -----------------------------------------------------------
Income from operations                                        44,864          80,247         94,778         122,869

Interest expense                                               3,831           2,677          6,324           5,295
                                                        -----------------------------------------------------------
Income from continuing operations before income taxes
     and cumulative effect of accounting change
                                                              41,033          77,570         88,454         117,574

Provision for income taxes                                    12,427          29,702         28,086          44,496
                                                        -----------------------------------------------------------
Income from continuing operations before cumulative           28,606          47,868         60,368          73,078
    effect of accounting change

Income (loss) from operations of discontinued  HSS
     business (net of tax)                                    (1,129)         10,129         (1,676)         15,244
Gain on sale of HSS business (net of tax)                     11,201              --         11,201              --
                                                        -----------------------------------------------------------
Income before cumulative effect of accounting change          38,678          57,997         69,893          88,322

Cumulative effect of accounting change                            --              --             --          (1,584)
                                                        -----------------------------------------------------------

Net income                                              $     38,678    $     57,997   $     69,893    $     86,738
                                                        ===========================================================

Diluted earnings per share
     Income from continuing operations                  $       0.66    $       1.12   $       1.39    $       1.72
     Income from discontinued operations                $       0.23    $       0.24   $       0.22    $       0.36
     Loss from cumulative effect of accounting change             --              --             --    ($      0.04)
     Net income                                         $       0.89    $       1.36   $       1.61    $       2.04

Average shares deemed outstanding                         43,319,893      42,734,149     43,404,363      42,573,674
                                                        ===========================================================

OTHER DATA:
Depreciation and amortization                           $      7,439    $      6,833   $     14,974    $     13,109
Capital expenditures                                          16,912           6,088         30,238          11,659


                                                   JUNE 30,     DECEMBER 31,
                                                     2005           2004
                                                 ------------   ------------
BALANCE SHEET DATA:
Working capital                                  $    481,297   $    471,083
Property, plant & equipment - net                     254,832        211,534
Goodwill & intangibles                                236,095        120,506
Total assets                                        1,192,601      1,002,437
Current maturities of long-term debt                   44,152          3,298
Long-term revolving credit facility                   151,027         54,660
Convertible debt                                      120,000        120,000
Other long-term debt (less current maturities)          2,278          2,981
Stockholders' equity                                  670,218        595,664





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
                                                  QUARTER ENDED         SIX MONTHS ENDED
                                                     JUNE 30,               JUNE 30,
                                                2005        2004        2005        2004
                                               -----------------------------------------

Average U.S. rig count (1)                     1,336       1,164       1,308       1,141
Average Canadian rig count (1)                   241         202         381         365
Average U.S. & Canadian workover rigs(1)       1,755       1,620       1,893       1,739
Latin America rig count (1)                      326         290         319         282
International rig count (1)                      916         837         896         817


(1)  Source:  Baker Hughes

7/25/05